Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-134421 on Form S-8 of our report dated March 9, 2007, relating to the consolidated financial statements of Altus Pharmaceuticals Inc. appearing in this Annual Report on Form 10-K of Altus Pharmaceuticals Inc. for the year ended December 31, 2006.
/s/ Deloitte & Touche LLP
Boston, Massachusetts
March 9, 2007